Exhibit 10.8

FIFTH AMENDMENT TO OFFICE LEASE

This FIFTH AMENDMENT TO OFFICE LEASE ("Fifth Amendment") is made and entered into as April 30, 2019 (the "Effective Date"), by and between REDWOOD CITY PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and BOX, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant entered into that certain Office Lease dated September 15, 2014 (the "Office Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (the "Premises") consisting of a total of 334,212 rentable square feet of space, to be located within those certain office buildings (the "Buildings") located 900 Jefferson Avenue, Redwood City, California and 900 Middlefield Avenue, Redwood City, California.  The Office Lease, as amended by the First Amendment to Office Lease dated March 17, 2015, the Second Amendment to Office Lease dated October 22, 2015, the Third Amendment to Office Lease dated September 21, 2017 and the Fourth Amendment to Office Lease dated November 6, 2018, is referred to herein as the "Lease".

B.Landlord has designated certain of the Tenant Improvements constructed by Tenant in the Premises as "Specialty Improvements" as defined in Section 8.5 of the Office Lease. Landlord and Tenant desire to further memorialize their understanding regarding the Specialty Improvements.

C.Landlord and Tenant also desire to further memorialize their understanding regarding staffing levels and other costs associated with Landlord’s management and operation of the Project.

D.Landlord and Tenant desire to amend the Lease as provided herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Effective Date, Landlord and Tenant hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fifth Amendment.

2.Specialty Improvements.  The items listed on Schedule 1 attached hereto have been designated as "Specialty Improvements", in accordance with the terms of Section 8.5 of the Office Lease.  Under Section 8.5 of the Office Lease, Landlord may require Tenant to remove certain of the Specialty Improvements at the expiration or earlier termination of the Lease, and to repair any damage to the Premises and Buildings caused by such removal and return the affected portion of the Premises to substantially similar condition to that existing before the installation of such Specialty Improvements. As of the Effective Date, no other Alterations or Improvements have been designated as (or otherwise constitute) Specialty Improvements, and Schedule 1 attached hereto also lists Specialty Improvements as to which Landlord hereby expressly waives (or previously has waived) Tenant's removal and restoration requirement, also in accordance with Section 8.5 of the Office Lease.  Even as to those Specialty Improvements Landlord may require Tenant to remove at the expiration or earlier termination of the Lease, Landlord may, in its discretion, elect to waive such removal and restoration requirement in the future upon written notice to Tenant (whether in response to a request by Tenant for such waiver or by Landlord’s unilateral action).

3.Building Engineer; HVAC.

3.1Building Engineer.  Landlord currently retains two (2) engineers to service the Building Systems (each, a "Building Engineer") on a full-time basis.  As of the Effective Date, Landlord shall reduce the number of full-time Building Engineers to one (1).  The foregoing shall not prohibit Landlord from retaining an additional Building Engineer (i) from time-to-time on an as-needed basis for extraordinary repairs or services or (ii) on a full-time basis, if Landlord reasonably determines that such additional Building Engineer is required (a) for the proper functioning and care of the Building Systems, or (b) to minimize costs associated with repair and maintenance of the Building Systems.

3.2Afterhours HVAC Rates. The rates payable by Tenant for use of HVAC during periods outside of "Building Hours", shall be equal to $10.20 per hour for Building A, and $4.83 per hour for Building B.  Such rates are subject to change during the Lease Term as provided in the Lease. Tenant acknowledges that these rates only reflect depreciation of HVAC equipment over an agreed upon useful life, and not any utilities, maintenance, or repair costs, which are reimbursed by Tenant through Operating Expenses.  In the event that Tenant is no longer satisfying the Office Space Leasing Requirement, the foregoing after-hour rates will be adjusted to encompass all costs for operating the HVAC system after Building Hours, including without limitation costs for electricity, water, repair and maintenance, depreciation, and administration cost.  In addition, for so long as Tenant is satisfying the Office Space Leasing Requirement, (i) in lieu of the Building Hours specified in Section 6.1.1 of the Office Lease, Tenant shall have the right to designate the hours of operation of the HVAC system serving the Premises, which may be twenty-four (24) hours per day on each day of the year and Tenant shall not be required to provide Landlord with prior written notice of such hours of operation; provided that Tenant shall continue to be obligated to pay the hourly rate for after Building Hours usage as set forth in this Section 3 above.

4.Garage Share. To account for the shared use of the Project parking facility by Tenant and the general public, Landlord and Tenant agree that Landlord shall establish a Cost Pool (as defined in Section 4.3 of the Office Lease) for Operating Expenses attributable to the Project parking facility (the "Parking Cost Pool"), and Landlord shall allocate 36.62% of the costs ("Tenant's Parking Cost Pool Allocation") in such Parking Cost Pool to Tenant's Share of Direct Expenses, provided that the parties agree such Tenant's Parking Cost Pool Allocation is subject to modification based on (a) the actual hours of operation of the Project parking facility, in no event less than the hours required by the Parking Covenant, or (b) as otherwise required by the Parking Covenant.  The Parking Cost Pool shall consist of: (i) costs for ordinary bookkeeping associated with the operation of the parking garage, (ii) premiums for garage keepers' liability insurance, (iii) costs of repair, maintenance, and replacement of parking equipment, but shall exclude any such costs that are reasonably attributable exclusively to use of the Project parking facility by the general public (i.e., costs to repair damage to property caused by the general public), and (iv) an allocated share of ten percent (10%) of costs of property management wages (as opposed to parking management), salaries and other compensation and benefits, including taxes levied thereon.  However, and notwithstanding the foregoing, the Parking Cost Pool shall exclude any costs that are reasonably attributable primarily or exclusively to use of the Project parking facility by the general public including, without limitation: (w) parking attendant and parking security payroll, salaries and compensation (including, without limitation, the Parking Security Guard, as defined in Section 6 below); and (x) parking ticketing costs (including for equipment to issue, validate, accept payment for or read parking tickets).  If the hours that the Project parking facility is available for use by the general public are changed from the hours shown in Schedule 2 attached hereto, Tenant's Parking Cost Pool Allocation shall be equitably adjusted based on the revised public use.

5.Parking.

5.1Visitor, Retail, and Property Management Parking and Storage. Section 28.1 of the Office Lease is hereby amended to provide that there are (i) thirty-one (31) parking spaces designated as "visitor reserved" for use by visitors to the Project (not twenty-five (25) as stated in Section 28.1 of the Office Lease), two (2) of which are specifically designated for use by Landlord's property management personnel, and sixteen (16) of which are designated for use by Tenant (for the Box Executive Innovation Center and for expectant mother parking) and (ii) thirteen (13) parking spaces designated as "reserved" for employees of the Retail Space (which includes the ten (10) granted per the Fourth Amendment).  Additionally, eleven (11) of Tenant's parking spaces have been converted to storage, to be restored by Tenant as provided in Schedule 1 to this Fifth Amendment.  In connection with the foregoing, Exhibit I attached to the Office Lease is hereby deleted and replaced with Exhibit I attached to this Fifth Amendment.  The foregoing shall not affect Tenant's rights under the Fourth Amendment to reclaim the Released Spaces by giving not less than sixty (60) days prior written notice thereof to Landlord.

5.2Tenant's Control of Parking Permits.  So long as Tenant continues to satisfy the Office Space Leasing Requirement, then Tenant shall have the right to control the issuance of parking passes to Tenant's employees and visitors to the Premises, and shall have the right to designate certain parking spaces within the Project parking facilities as reserved for use by Tenant, and its visitors (in exact locations reasonably determined by Tenant, and without interference with the "visitor reserved" and "reserved" parking described in Section 5.1 above and Section 28.1 of the Office Lease); provided, that such parking passes and reserved designations shall only be effective during the hours of 8:00 a.m. through 5:00 p.m. on Monday through Friday, excluding Holidays ("Tenant's Parking Hours").  During Tenant's Parking Hours, if Tenant desires to operate a valet parking program at its sole cost, then such program shall be on terms and with a valet parking operator mutually satisfactory to Landlord and Tenant (with Tenant having the right to select, and Landlord the right to reasonably approve such operator).  Any parking operator or vendor retained by Tenant to provide valet services shall comply with the terms of Section 10.6 of the Office Lease.  Landlord shall have no obligation to enforce any rules or regulations relating to reserved parking or the issuance of parking passes during Tenant's Parking Hours, and Tenant shall be solely responsible for handling customer complaints relating thereto. The foregoing rights in this Section 5.2 shall only apply so long as Tenant continues to satisfy the Office Space Leasing Requirement, and shall be personal to the Original Tenant and its Permitted Transferee Assignee.  Outside of Tenant's Parking Hours, and at any time that Tenant's foregoing rights terminate pursuant to the terms hereof, Landlord (or Landlord's designated parking operator), shall be solely responsible for the issuance of all parking passes and reserved designations within the Project parking facility and for handling customer complaints relating thereto.  Tenant shall be solely responsible for all costs relating to the exercise of Tenant's rights under this Section 5.2 but in such case Tenant’s Parking Cost Pool Allocation (including the items included in the Parking Cost Pool) shall be equitably adjusted to fully account for reductions in Operating Expenses resulting from Tenant’s assumption of control during Tenant’s Parking Hours.

5.3Notice of Changes to Public Parking Hours.  Landlord shall use commercially reasonable efforts to notify Tenant of any change to the hours that the general public is permitted to utilize the Project parking facilities, which notice may include modifying any signage at the Project that includes the hours.

6.Project Security.  In accordance with Section 28.1 of the Office Lease, so long as the public is entitled to use of the Project parking facility pursuant to the requirements of the Parking Covenant, Landlord is required to provide at least one (1) roving security guard in the Project parking facilities ("Parking Security Guard") on Mondays through Fridays, excluding Holidays, from 5:00 p.m. through at least one (1) hour after the parking facilities are closed to the public.  At any time that the Parking Security Guard is on duty, but is not roving in the Project parking facilities, the Parking Security Guard shall be stationed at a parking booth, kiosk, station or another readily visible location within the Project parking facilities, as reasonable selected by Landlord and reasonably approved by Tenant.  All costs of constructing, operating, maintaining, repairing and replacing any parking booth, kiosk or other station or location for the Parking Security Guard shall be borne by Landlord and excluded from Operating Expenses.  Furthermore, for so long as the Parking Covenant remains in effect, Landlord, if reasonably determined necessary by Landlord, may provide one (1) Parking Security Guard on weekends and Holidays beginning when the parking facilities are open to the public and ending one (1) hour after the parking facilities are closed to the public.  All costs and expenses associated with the Parking Security Guard shall be excluded from the Parking Cost Pool.

7.Utility Costs.  Pursuant to Section 6.1.2 of the Office Lease, Tenant has the right to contract for and pay directly to the utility company pursuant to meters, or pay directly to Landlord pursuant to submeters, the cost of all electricity, gas, water and sewer services provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers).  The parties acknowledge and agree that if Tenant is making direct utility cost payments to Landlord pursuant to submeters, that such payments shall not include any administrative fee to Landlord, and the gross revenues for purposes of calculating the management fee for the Project shall not include utilities.

8.Management Office and Personnel. In Section 4.2.4(f) of the Office Lease, the provision at the end of that section is revised to read as follows: “provided, that in no event shall Operating Expenses for purposes of this Lease include (i) more than the wages and/or benefits of one (1) senior property manager or property manager, one (1) assistant property manager or property coordinator and two (2) building engineers, or (ii) more than eighteen percent (18%) of the wages and/or benefits of one (1) Senior Asset Manager or Asset Manager.”  Landlord’s Management Office personnel and their vendors in Building B currently utilize Tenant’s restroom facilities rather than restrooms of other Project tenants.  Landlord acknowledges and agrees that this is an accommodation by Tenant and that Tenant may revoke such use of its restroom facilities at any time upon reasonable prior notice to Landlord if there is a good faith reason to do so.

9.Management Fee. For purposes of calculating the Management Fee Percentage, the gross revenues from the Project shall exclude amounts other than Base Rent and Additional Rent due under this Lease (but shall include any Transfer Premium), and base rent and additional rent payable by other tenants under leases in the Project, and also shall exclude any administrative or management fees included as part of Additional Rent under this Lease or additional rent under other Project leases.

10.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker.  The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

11.Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering.  Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons").  Prior to and during the Lease Term, Tenant, and to Tenant's knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws.  Tenant is not entering into this Fifth Amendment, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

12.Conflict; No Further Modification.  In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Fifth Amendment, the terms and provisions of this Fifth Amendment shall prevail.  Except as specifically set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

13.Signatures.  The parties hereto consent and agree that this Fifth Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Fifth Amendment using electronic signature technology, by clicking "SIGN", such party is signing this Fifth Amendment electronically, and (2) the electronic signatures appearing on this Fifth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be executed the day and date first above written.

"LANDLORD":

REDWOOD CITY PARTNERS, LLC
a Delaware limited liability company

By:	KR Redwood City Member, LLC,
a Delaware limited liability company,
Its: Managing Member

By:	Kilroy Realty, L.P.,
a Delaware limited partnership
Its: Sole Member

By:	Kilroy Realty Corporation
a Maryland corporation
Its: General Partner

By:	/s/Jeff Hawken Jeff Hawken COO
Name:
Its:
By:	/s/Rick Buziak Rick Buziak SVP Asset Management
Name:
Its:

"TENANT":

BOX, INC.,
a Delaware corporation

By:	/s/David Leeb
Name:	David Leeb
Its:	General Counsel

SCHEDULE 1

SPECIALTY IMPROVEMENTS

Specialty Improvements Tenant may be required to remove should Landlord request removal in accordance with Section 8.5 of the Office Lease and Section 2 of this Fifth Amendment:

1.

The café installed on the second floor of Building A, and all related trade fixtures, equipment, systems, personal property, and other infrastructure, including, without limitation, any roof exhaust systems, grease processing systems, plumbing and gas lines.

2.	All Lines (as defined in Section 29.32 of the Office Lease).
3.	All non-code required Tenant-related signage, interior and exterior, including the large "Box" sign in the Building A lobby.
4.	All revolving doors on all floors of all Buildings.
5.	All garage storage areas installed by Tenant, including all parking spaces that were converted to storage areas.
6.

The "Terrace" area as defined in Section 1.5 of the Office Lease shall be restored to the initial design thereof, to be accomplished by replacing the one planter that was moved to allow for an exit route to Building B.

7.	All supplemental HVAC units, including all associated equipment, shafts, and ductwork.
8.	All computer server equipment.
9.	All openings, including, but not limited to, all exhaust shaft, cores, and roof penetrations, in the concrete slabs, as indicated in Bulletin 30 R1, and related coordination.
10.	All access card readers in spaces or areas that would be considered leasable area in a multi- tenant building, as reasonably designated by Landlord.

Specialty Improvements for which Landlord expressly waives Tenant's removal requirements set forth in Section 8.5 of the Office Lease:

1.	All fencing and gating at all public stairways on level P3.
2.	Stairwell gate paid for by the Landlord in order to meet code compliance obligations.
3.	All electric vehicle charging stations and electrical cabling and associated connections related to the same.
4.

All ground floor and Base Building access card readers and related wiring in Common Areas or in areas that would reasonably become common areas in a multi-tenant building, as determined by Landlord, provided that Tenant shall cooperate with Landlord to reprogram certain access card readers to permit re-use the readers for new tenants and occupants of the Project.

SCHEDULE 1

SCHEDULE 2

PROJECT PARKING FACILITIES HOURS OF OPERATION

	Hours	Daily	Weekly	Annual	Hours	Daily	Weekly	Annual	Total
Monday - Friday	5pm-1am	8	40	2080	8am-5pm	9	45	2340
Saturday & Sunday	10am-2am	16	32	1664	N/A	0	0	0
Holidays (7 per year)	10am-2am	16	N/A	112	Less 7 Holidays	-16	N/A	-112
Subtotal Annual Operating Hours				3856				2228	6084
Pro-rated Annual Hours				63.38%				36.62%	100.00%
Non-operating Hrs. - Nights								2028
Allocation of Night Hours				1696				980	2676
Total Hours:				5552				3208	8760
Final Garage Pro-rata Share:			Public:	63.38%			Box:	36.62%	100%

SCHEDULE 2

EXHIBIT I

CROSSING/900

VISITOR PARKING AREA

EXHIBIT I
-1-